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                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-02437

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                                   PROSPECTUS

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                       FNB FINANCIAL SERVICES CORPORATION

                            DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN

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         FNB Financial Services Corporation (the "Company") hereby offers to shareholders of record and employees of the Company and its subsidiary participation in its Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"), which is designed to provide a convenient method of investing cash dividends and additional payments from $25 to $1,000 per quarter in shares of the Company's Common Stock (the "Common Stock") without payment of brokerage commissions or other charges. The terms and provisions of the Plan in question and answer format are set forth in this Prospectus.

   Reinvested cash dividends, optional cash payments and payroll deductions will be used to purchase Common Stock from the Company, in the open market, in negotiated transactions, or a combination of the foregoing.

           The price of Common Stock purchased under the Plan will be either (a) if purchased from the Company, the closing sale price of the Common Stock as reported on the Nasdaq National Market tier of The Nasdaq Stock Market on the relevant Investment Date, or if there was no reported sale on that date, the mean between the bid and asked quotations on that date, or if no quotations for the price of the Common Stock are available on that date, on the next preceding date on which a sale is reported or quotations are available, or (b) if purchased in the open market or in negotiated transactions, the weighted average price of all shares purchased for the Plan for the relevant Investment Date.

   The Common Stock is traded in the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "FNBF." This Prospectus relates to 666,666 shares of Common Stock registered for purchase under the Plan. Effective July 31, 1998, the Company appointed Registrar and Transfer Company as its transfer agent and agent for administering the Plan. This Prospectus, reflecting such change, replaces the Prospectus dated August 12, 1997. This Prospectus should be retained for future reference.

           Shareholders who do not desire to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

                        See "Forward Looking Statements."

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          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

                 The date of this Prospectus is August 17, 1998.


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                              AVAILABLE INFORMATION

           The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material also may be obtained from the web site that the Commission maintains at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market tier of The Nasdaq Stock Market, and copies of such material and other information concerning the Company will be available for inspection at the offices of The Nasdaq Stock Market, 4th Floor, 1735 K Street, N.W., Washington, D.C. 20006-1500.

           This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information contained in that Registration Statement, and reference is hereby made to that Registration Statement and the exhibits filed therewith for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission (File No. 000-13086):

           (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

           (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

           (3) The Company's Current Report on Form 8-K dated April 6, 1998;

           (4) The description of the Company's Common Stock contained in its Registration Statement under Section 12 of the Exchange Act, and any amendment or reports filed for the purpose of updating such description; and

           (5) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.


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           Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

           The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Robert F. Albright, Executive Vice President, FNB Financial Services Corporation, P.O. Box 2037, Reidsville, North Carolina 27323-2037, (336) 342-3346.

                                   THE COMPANY

           The Company is a bank holding company that owns all the outstanding stock of the First National Bank Southeast, a national banking association that operates as a full service commercial bank.

           The Company was incorporated on August 19, 1983 under the laws of the State of North Carolina. Its executive offices are located at 202 South Main Street, Reidsville, North Carolina 27320. The Company's telephone number at this location is (336) 342-3346.


                                    THE PLAN

           The following questions and answers explain and constitute the Plan.

PURPOSE

1. What is the purpose of the Plan?

           The Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") provides holders of Common Stock of the Company and all employees of the Company and its subsidiary with a convenient and economical way to invest cash dividends and additional payments in shares of Common Stock without paying brokerage commissions or other charges. If shares are acquired from the Company, and not in the open market or in negotiated transactions, the Company will receive funds to be used for general corporate purposes.

PARTICIPATION

2. Who is eligible to participate?

           All holders of Common Stock who have shares registered in their names are eligible to participate in the Plan. If stock is registered in someone else's name, such as a broker or nominee, and you would like to participate, you must either make appropriate arrangements for that person to participate on your behalf, or you must become a shareholder of record by having those shares with respect to which you wish to participate transferred to your name. Additionally, employees of the Company and its subsidiary are eligible to participate, whether or not the employee is currently a shareholder.


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           You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.

           Your right to participate in the Plan is not transferable apart from a transfer of your Common Stock to another person.

           Shareholders who do not participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

3. What options are available to those eligible to participate?

           As a shareholder, you may have dividends on all or some of your shares automatically reinvested in Common Stock and, if you elect to do this, you may also make an optional cash payment of not less than $25, up to a maximum of $1,000 per quarter, for the purchase of additional shares of Common Stock. Employees may authorize purchases of shares through regular payroll deductions that total $25 to $1,000 per quarter. Employees also may make optional cash payments, however, the minimum of payroll deductions and optional cash purchases must be $25 each and the total of payroll deductions and optional cash payments may not exceed $1,000 per quarter per employee. An employee may not make optional cash payments of an aggregate amount per quarter that would exceed the difference between $1,000 and the aggregate payroll deductions taken for the quarter. See Question 14 for information on making optional cash purchases.

ADMINISTRATION

4. Who will administer the Plan?

           The Company has engaged Registrar and Transfer Company, Cranford, New Jersey (the "Agent") to administer the Plan, keep records, send statements of account to each Participant, and perform other duties related to the Plan. The Agent will act as agent for the Participants by purchasing shares from the Company or in the open market or in negotiated transactions. Shares purchased for you under the Plan will be registered in the name of the Plan or the Agent's nominee, and will be held for you in safekeeping by or through the Agent until you request, in writing, the issuance of certificates for all or some of your shares, as more fully explained in Question 23.

           The Agent may at any time resign by giving written notice to the Company or be removed by the Company. If a vacancy occurs in this position, the Company will appoint a successor Agent, which may be the Company or a subsidiary.

5. How does an eligible shareholder enroll or change options under the Plan?

           As an eligible shareholder, you may enroll by completing and signing an Enrollment Card and returning it to the Agent. You may change your reinvestment options at any time by completing and signing a new Enrollment Card and returning it to the Agent. If your shares are registered in more than one name, all registered holders must sign the Enrollment Card.


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           You may obtain an Enrollment Card at any time by contacting:

           FNB Financial Services Corporation
           Dividend Reinvestment Plan Department
           Post Office Box 1010
           Cranford, New Jersey 07016
           (800) 368-5948

           The Enrollment Card directs the Agent to reinvest cash dividends on all or some of the shares of Common Stock currently or subsequently registered in your name and on all whole and fractional shares of Common Stock credited to your Plan account, in accordance with the Plan. Enrolling also permits you to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

           An Enrollment Card is enclosed with this Prospectus, and additional Enrollment Cards may be obtained at any time by contacting the Agent at the above address or number, or by contacting Robert F. Albright, Executive Vice President, FNB Financial Services Corporation, P.O. Box 2037, Reidsville, North Carolina 27323-2037, (336) 342-3346.

           Brokers, banks, or other nominees who wish to participate in the Plan on behalf of their clients must submit an Enrollment Card to the Agent, as any other record holder, with respect to the shares held by them that are to participate in the Plan. Any shareholder of record that is a nominee for others who wish to participate in the Plan must certify to the Company the name and address of (and number of shares of Common Stock held for) each beneficial owner on whose behalf such participation is authorized and agree to advise the Company of such beneficial owner's underlying ownership of Common Stock registered in its name from time to time.

6. How do employees enroll or change options under the Plan?

           All employees, whether or not they currently own shares, can elect to participate in the Plan through payroll deductions by completing an Employee Enrollment Form and returning it to the Human Resources Department. The Employee Enrollment Form is enclosed with this Prospectus, and additional Employee Enrollment Forms may be obtained at any time by contacting the Human Resources Department. In addition, employees who are or become record shareholders of the Company can reinvest dividends on these shares through the Plan by completing an Enrollment Card, as described above, and returning it to the Agent.

           Employees wishing to change the amount of their payroll deduction must submit an Employee Enrollment Form or written notice to the Human Resources Department by the first business day of the month.


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7. When may an eligible shareholder enroll?

           As an eligible shareholder, you may enroll at any time. Reinvestment of dividends will start with the dividend payment occurring after receipt of your Enrollment Card, provided it is received by the Agent on or before five business days prior to the record date for that dividend; otherwise, reinvestment of dividends will be delayed until the next dividend payment date. In the past, record dates have preceded the dividend payment dates by approximately two weeks. Ordinarily, dividend payment dates are on the last business day of each quarter in March, June, September, and December. See Question 14 for information on making optional cash purchases.

           You will remain a Participant in the Plan until you elect to discontinue the reinvestment of dividends, or sell or otherwise dispose of all the shares of Common Stock with respect to which you have elected to participate in the Plan.

8. When may an employee enroll?

           For employees to participate through payroll deductions, a completed Employee Enrollment Form must be received by the Human Resources Department by the first business day of the month in order for payroll deductions to commence in that month. For all participating employees, deductions will occur on each semimonthly pay statement. Deducted amounts will be invested in Common Stock at the next Dividend Investment Date (as defined in Question 12) following each payroll deduction, except that payroll deductions taken on the last pay statement of a quarter will not be invested until the Dividend Investment Date at the end of the next quarter.

           Amounts deducted from payroll will be held in a noninterest-bearing account until the following Dividend Investment Date.

           Employees also may make optional cash payments. See Question 3 for limitations and Question 14 for information on making optional cash payments.

ADVANTAGES

9. What are the advantages of the Plan?

           There are six major advantages for Participants in the Plan:

           (i) You may reinvest automatically your cash dividends in additional shares of Common Stock.

           (ii) You may invest additional payments from $25 up to $1,000 per quarter in Common Stock.

           (iii) You will not pay any brokerage commissions or other charges in connection with any purchases made under the Plan.

           (iv) Your funds will be fully invested in Common Stock because the Plan permits fractional shares to be credited to your Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares, and such shares will be credited to your Plan account.


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           (v) You will avoid the need for safekeeping of stock certificates for shares credited to your Plan account.

           (vi) Periodic statements of your Plan account reflecting all current activity, including purchases and the latest balance, will simplify your recordkeeping.

PURCHASES

10. How will shares of Common Stock be acquired under the Plan?

           Shares for the Plan will be acquired from the Company to the extent made available by it and the balance, if needed, purchased by the Agent in the open market or in negotiated transactions, or by a combination of the foregoing, in the Company's discretion. The Agent will apply the available combined funds of all Participants to the purchase of such shares of Common Stock as soon as practicable on or after the relevant Investment Date. Shares purchased from the Company will be delivered by it, registered in the name of the Plan or the Agent's nominee, to the Agent for safekeeping. The decision to have shares purchased for the Plan in the open market will be made by the Company based on general market conditions, the relationship between purchase price and book value per share, regulatory requirements, and other factors.

11. How many shares will be purchased for Participants?

           The number of shares that will be purchased for a Participant's account will depend on the amount of any dividends reinvested, plus any additional payments, and the applicable purchase price of the Common Stock. Your Plan account will be credited with the number of shares (including any fractional share computed to four decimal places) that results from dividing the total amount invested by you, including any dividends you reinvest plus your optional cash payments and/or payroll deductions, by the applicable purchase price. Dividends on all shares credited to your Plan account, including fractional shares, will be automatically reinvested in additional shares of Common Stock until such shares are sold or withdrawn from your Plan account.

         The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends. The Board of Directors of the Company will continue to determine dividends based on the Company's earnings, financial condition, and other factors.

12. When will shares of Common Stock be purchased under the Plan?

           Shares will be purchased for the reinvestment of dividends as soon as practicable on or after the dividend payment date on which a dividend is paid by the Company (the "Dividend Investment Date"). Shares will be purchased with payroll deductions taken during a quarter on the Dividend Investment Date corresponding to that quarter, except that payroll deductions taken on the last day of the quarter will be used to purchase shares on the next applicable Dividend Investment Date.

           Purchases of shares with optional cash payments will be made on the 20th day of each of February, May, August and November (the "Optional Purchase Investment Date") or on the next business day thereafter.


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           When shares are purchased from the Company, purchases will be made on the Dividend Investment Date with dividends paid on that date, as well as payroll deductions taken during the quarter, and will be made on the Optional Purchase Investment Date with optional cash payments received by the Agent at least five business days prior to the Optional Purchase Investment Date.

         When shares are purchased in the open market, the Agent will use dividends paid on, optional cash payments received at least five business days prior to, and payroll deductions made prior to the applicable Investment Date to purchase shares on the open market as soon as practicable on or after that Investment Date and within 30 days after such Investment Date, unless a longer period is necessary or advisable because of applicable laws, rules, and regulations, including the federal securities laws, or market conditions. Neither the Company nor any Participant in the Plan will have the authority to direct the time, price, or manner of such open market purchases, or the selection of the broker/dealer through or from whom purchases are to be made.

           No interest will be paid on funds held by the Agent.

13. At what price will shares of Common Stock be purchased under the Plan?

           Since it may not be possible or practicable for the Agent to acquire sufficient shares for the Plan with respect to a particular Investment Date at one time unless they are purchased from the Company, purchases for the Plan may occur at various times and at various purchase prices.

         The price of shares acquired from the Company will be the closing sale price of the Common Stock as reported on the Nasdaq National Market tier of The Nasdaq Stock Market on the relevant Investment Date, or if there was no reported sale on that date, the mean between the bid and asked quotations on that date, or if no quotations for the price of the Common Stock are available on that date, on the next preceding date on which a sale is reported or quotations are available.

         The price for shares purchased under the Plan through open market or negotiated transactions will be the weighted average price of all shares purchased for the Plan for the relevant Investment Date.

OPTIONAL CASH PURCHASES

14. How can a Participant make optional cash purchases?

           A Participant can make optional cash purchases by sending the Agent a check or money order with the Cash Investment Transmittal form provided with the Enrollment Card and each periodic statement. Do not send cash. Each optional cash payment must be at least $25, and such payment cannot exceed $1,000 per quarter. The same amount of money need not be sent each quarter. Optional cash payments from foreign Participants must be made in U.S. Dollars.


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15. When will optional cash payments be invested?

           Optional cash payments received at least five business days prior to an Optional Purchase Investment Date (but no earlier than 30 days before that Optional Purchase Investment Date) will be applied to the purchase of shares for your account as soon as practicable on or after that Optional Purchase Investment Date. Under no circumstances will interest be paid on optional cash payments. Therefore, you are strongly advised to make optional cash payments so that they are received by the Agent shortly before the fifth business day prior to an Optional Purchase Investment Date.

16. Under what circumstances will an optional cash payment be returned?

           Your uninvested optional cash payment will be returned to you upon written request received by the Agent at least five business days prior to an Optional Purchase Investment Date. In addition, any optional cash payment received less than five business days prior to an Optional Purchase Investment Date will be returned to the Participant. Any optional cash payment received more than 30 days prior to an Optional Purchase Investment Date will also be returned.

COSTS

17. Are there any expenses to Participants in connection with purchases under the Plan?

           No. There are no brokerage commissions or other charges to Participants in connection with purchases under the Plan. Costs of administration of the Plan will be paid by the Company. However, if you request the Agent to sell your shares upon a withdrawal from the Plan as explained in Question 23, you must pay any brokerage commission and any applicable transfer tax incurred. Participants may incur tax liability as a result of payment by the Company of expenses in connection with open market purchases of shares for Participants. See Question 24 for income tax consequences.

REPORTS TO PARTICIPANTS

18. What reports will be sent to Participants in the Plan?

           As soon as practical after each quarter end, a statement of account will be mailed to you, normally within ten business days following the Dividend Investment Date. These statements are your continuing record of current activity and the cost of your purchases, and should be retained for tax purposes. In addition, you will receive copies of communications sent to all shareholders of the Company, including the Company's Annual and Quarterly Reports to Shareholders, its Notice of Annual Meeting and Proxy Statement, and information you will need for reporting your dividend income for federal income tax purposes.


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CERTIFICATES FOR SHARES

19. Will certificates be issued for shares purchased?

           No. Certificates will not be issued to you for shares credited to your Plan account unless you make a request to the Agent in writing to do so or unless the Plan is terminated. Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Instead, they will be registered in the name of the Plan or the Agent's nominee and credited to your Plan account. The number of shares credited to your Plan account will be shown on the periodic statement of your account. This convenience protects against loss, theft, or destruction of stock certificates, permits ownership of fractional shares, and reduces the costs to be borne by the Company.

         At any time, you may request in writing that the Agent send you a certificate for all or some of the whole shares credited to your Plan account, as more fully explained in Question 23. Certificates for fractional shares will not be issued under any circumstances, but cash payments will be made as described in Question 23.

20. May shares in a Plan account be pledged?

           No. Shares credited to your Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. If you wish to pledge or assign such shares, you must withdraw such shares from your Plan account.

TERMINATION OF PARTICIPATION IN THE PLAN

21. How can a Participant terminate participation in the Plan?

           You may direct the Agent, in writing, at any time to discontinue the reinvestment of dividends. This notice should be mailed to the Agent at the address shown in Question 5. Employees may terminate participation by payroll deduction at any time by written notice to the Human Resources Department (see Question 22).

         If you elect to discontinue the reinvestment of dividends, you may either withdraw the whole shares of Common Stock credited to your Plan account (see Question 23) or have the Agent retain any or all such shares in your Plan account. Dividends on shares retained in your Plan account will continue to be reinvested. So long as dividends on shares held in your Plan account are reinvested, you may also make optional cash purchases.

22. When may a Participant terminate participation in the Plan?

           You may terminate your participation in the Plan at any time. If your notice to discontinue reinvestment is received by the Agent at least five business days before the record date for a particular dividend, that dividend will be paid to you in cash. If your notice is received less than five business days before the record date for a particular dividend, then that dividend will be reinvested for your account. Thereafter, all dividends as to which you have terminated participation will be paid to you in cash unless you elect to enroll in the Plan again, which you may do at any time.


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           Any optional cash payment received by the Agent prior to receipt of a notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is requested in a written notice received at least five business days prior to an Optional Purchase Investment Date or in any circumstance where the Agent is required by law to return your payment.

           Employees participating through payroll deductions must submit written notice to the Human Resources Department by the first business day of the month in order to terminate payroll deductions beginning that month. Written notice received after such date will not stop a payroll deduction in that month, however, payroll deductions will not be made in future months.

           Termination of employment does not automatically terminate participation in the Plan. Dividends on shares held in the Plan for an employee who leaves the Company or its subsidiary will continue to be reinvested until the former employee terminates participation in the Plan. While investment through payroll deductions is no longer possible after the employee terminates employment, investments can still be made under the Plan with optional cash payments.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

23. How can a Participant withdraw shares purchased under the Plan?

           You may withdraw all or some of the shares credited to your Plan account by notifying the Agent in writing and specifying the number of shares to be withdrawn. This notice should be mailed to the Agent at the address shown in Question 5. Any remaining whole and fractional shares will continue to be credited to your Plan account.

         If your notice of withdrawal is received by the Agent at least five business days before the record date for a particular dividend, the withdrawal date ("Withdrawal Date") will be the date of receipt of the notice of withdrawal, and that dividend will be paid to you in cash. If your notice of withdrawal is received less than five business days before the record date for a particular dividend, that dividend will be reinvested for your Plan account. Under such circumstances, your withdrawal will not be effective until that dividend has been reinvested, and the Withdrawal Date will be no later than 30 days after such dividend payment date. After you withdraw shares from your Plan account, dividends on such shares will continue to be reinvested in accordance with the Plan if you elected to reinvest dividends on all of your shares. Otherwise, dividends on these shares will be paid to you in cash.

         Certificates for whole shares so withdrawn will be issued to you, normally within ten business days of receipt of your written request. Certificates for fractional shares will not be issued under any circumstances. Instead, a cash payment will be made for any fractional shares based on a price per share equal to the closing sale price of the Common Stock on the Withdrawal Date as reported on the Nasdaq National Market tier of The Nasdaq Stock Market, or if no sale is reported on such date, the mean between the bid and asked quotations on such date, or if no quotations for the price of the Common Stock are available on that date, on the next preceding date on which a sale is reported or such quotations are available.


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           If you wish, you may also request that all of the shares credited to your Plan account be sold. Such request must be in writing, and signed by each person whose name appears on the Plan account. If requested by the Agent, signatures must be guaranteed by an eligible guarantor institution that is a participant in the Stock Transfer Association recognized Medallion signature guarantee program.

         If such a sale is requested, the Agent, within ten business days after receiving the request, will place a sale order through a broker for the sale, on the open market at current market prices, of the whole shares credited to your Plan account. The Agent will compute the value of fractional shares, if any, in your Plan account, based upon the sale price of the whole shares. You will receive a check for the proceeds of the sale of the whole shares, less any brokerage commissions, service charges, and any applicable transfer tax incurred, plus the value of the fractional shares. There can be no assurance that the Agent will be able to sell your shares or of the price, timing, or terms on which a sale may be made.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

24. What are the federal income tax consequences of participation in the Plan?

           In general, Participants will have the same federal income tax consequences relating to dividends on their shares as any other holder of the Company's Common Stock.

         A Participant will be treated for federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that dividend payment date with respect to shares registered in the Participant's name and shares held for the Participant's account under the Plan, increased by the amount of any brokerage commissions and service charges on open market purchases paid by the Company on the Participant's behalf, even though that amount or a portion thereof is not actually received by the Participant in cash, but instead is applied to the purchase of new shares for the Participant's account.

           A Participant's federal income tax basis for shares acquired under the Plan with reinvested dividends, optional cash payments, or payroll deductions will be the purchase price of such shares on the date of purchase, or the amount of such optional cash payments or payroll deductions, as applicable, increased by the amount of any brokerage commissions and service charges on open market purchases paid by the Company on the Participant's behalf. The holding period for shares acquired under the Plan will begin on the day following the date on which the shares were purchased for the Participant's account.

           Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts under the Plan, either upon request for such certificates or upon withdrawal from or termination of the Plan. However, Participants who receive, upon withdrawal from or termination of the Plan, a cash payment for any full share then sold for them or for a fractional share then held in their account will realize a gain or loss measured by the difference between the amount of the cash which they receive and the tax basis of such share or fraction.


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           For foreign Participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such Participants, less the amount of tax required to be withheld, will be applied to the purchase of Common Stock under the Plan.

           Federal tax law imposes certain reporting requirements upon brokers and certain other parties. As a result, the Agent will be required to report to the Internal Revenue Service and you any sales of Common Stock by the Agent for your Plan account. If your dividends become subject to federal backup withholding tax, dividends reinvested for you under the Plan will be reduced by the amount of tax required to be withheld.

           The foregoing is only an outline of the Company's understanding of some of the applicable tax provisions. For further information on the tax consequences of participation in the Plan, including any future changes in applicable laws and regulations, and interpretations thereof, you should consult your own tax advisor.

OTHER PROVISIONS OF THE PLAN

25. What happens if the Company declares a stock dividend or a stock split?

           Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock credited to your Plan account will be added to your Plan account.


26. How will a Participant's shares credited to a Plan account be voted at shareholders' meetings?

           Shares credited to your Plan account will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders. This proxy will apply to all shares owned by you, including shares credited to your Plan account, and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

27. What is the responsibility of the Company and the Agent under the Plan?

           The Company and the Agent will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate a Participant's Plan account upon such Participant's death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale, or with respect to any loss or fluctuation in the market value after any purchase of shares. The Agent has had no responsibility with respect to the preparation of this Prospectus.

           Participants should recognize that neither the Company nor the Agent can assure them of a profit or protect them against a loss on shares purchased or sold under the Plan.

28. May the Plan be changed or discontinued?

           The Company reserves the right to suspend or terminate the Plan at any time, including the period between a dividend record date and the related dividend payment date. The Company also reserves the right to make modifications to the Plan and to appoint a new agent in the place of the Agent at any time. Participants will be notified of any such suspension, termination, or modification. Upon a termination of the Plan, except in the circumstances described below, any uninvested optional cash payments or payroll deductions will be returned, a certificate for whole shares credited to your Plan account will be issued, and a cash payment will be made for any fractional share credited to your account.

           If the company terminates the Plan for the purpose of establishing another dividend reinvestment and common stock purchase plan, Participants in the Plan will be enrolled automatically in such new plan, and shares credited to their Plan accounts will be credited automatically to such new plan, unless notice is received to the contrary.

           The Company also reserves the right to terminate any Participant's participation in the Plan at any time.

29. How may shareholders and employees obtain answers to other questions regarding the Plan?

           Shareholders and employees may obtain answers to other questions concerning the Plan by writing or calling the Agent. See Question 5 for the Agent's address and telephone numbers.


30. How is the Plan to be interpreted?

           The Plan, the Enrollment Card signed by Participants, the Employee Enrollment Form signed by employee Participants, the Cash Investment Transmittal signed by Participants, and the Participants' Plan accounts shall be governed by and construed in accordance with the laws of the State of North Carolina and applicable state and federal securities laws. Any question of interpretation arising under the Plan will be determined by the Company, and any such determination will be final.

           The Company may adopt rules and regulations to facilitate the administration of the Plan.

31. What are some of the responsibilities of Participants?

           You have no right to draw checks or drafts against your Plan account or to give instructions to the Agent with respect to any shares of Common Stock or cash held therein except as expressly provided herein. You should notify the Agent promptly in writing of any change of address. Notices to Participants will be given by letter addressed to them at their last address of record with the Agent under the Plan.

                                 USE OF PROCEEDS

           If shares of Common Stock are sold to the Plan by the Company, the Company intends to apply the proceeds received in such sales for its general corporate purposes. The Company does not know precisely the number of shares of its Common Stock that it will ultimately sell pursuant to the Plan or the prices at which those shares will be sold, and therefore cannot determine the amount of proceeds that will be used. If shares of Common Stock are purchased by the Plan in the open market or in negotiated transactions, the Company will not receive any proceeds from such purchases.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock sold under the Plan are being distributed directly by the Company rather than through an underwriter, broker, or dealer. There will be no brokerage commissions or other fees charged to Participants in connection with purchases of Common Stock.

           The Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                           DESCRIPTION OF COMMON STOCK

           The Company is authorized to issue 40,000,000 shares of Common Stock, par value $1.00 per share. As of July 31, 1998, 3,405,572 shares of Common Stock were issued and outstanding.

           Each shareholder is entitled to one vote per share of Common Stock on all matters submitted to a vote of shareholders. Shareholders do not have cumulative voting rights in the election of directors. The directors of the Company are divided into three classes, with staggered three year terms in office. Each share of Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Board of Directors. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, each share of Common Stock is entitled to share equally in the assets of the Company available for distribution to the shareholders of the Company's Common Stock. No conversion rights, or redemption or sinking fund provisions, are applicable to the Common Stock. The holders of Common Stock do not have preemptive rights to acquire additional or treasury shares of the Company.

           The Company's Articles of Incorporation, as amended, generally provide that the Company cannot consolidate or merge with or into another corporation, or convey or otherwise dispose of all or substantially all of its assets (including the stock or assets of any major subsidiary), unless such transaction is approved (a) by the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote thereon, and
(b) by the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote thereon, which shall include the affirmative vote of at least 50% of the voting power of the outstanding stock of shareholders entitled to vote thereon other than controlling shareholders, (i) if the shareholder entitled to vote thereon is a party who, with affiliates, beneficially owns more than 20% of the voting power of the Company (a "controlling shareholder"), and (ii) if, prior to the acquisition of 20% of the voting power of the Company by a shareholder, the Board of Directors of the Company had not unanimously approved such transaction. For purposes of determining whether a person is a controlling shareholder, shares held, voted, or otherwise controlled by a person as a trustee, plan administrator, officer of the Company, or otherwise pursuant to an employee benefit plan of the Company or of an affiliate of the Company shall not be deemed to be beneficially owned by any person.

         The Board of Directors is authorized to issue without shareholder action additional shares of Common Stock within the limits authorized by the Company's Articles of Incorporation, as amended. The shares of Common Stock offered hereby will be fully paid and non-assessable. The Transfer Agent for the Common Stock is Registrar and Transfer Company.

                                  LEGAL MATTERS

           The validity of the shares offered by this Prospectus was passed upon for the Company by Poyner & Spruill, L.L.P., Suite 400, 100 North Tryon Street, Charlotte, North Carolina 28202-4010.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by Cherry, Bekaert & Holland, L.L.P., certified public accountants, as stated in their report incorporated by reference therein and incorporated herein by reference and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

           Directors, officers, employees, and agents of the Company and its subsidiary are entitled to indemnification as expressly permitted by the provisions of the North Carolina Business Corporation Act, the Company's Articles of Incorporation and Bylaws, as amended, the organizational documents of the Company's subsidiary, and the Company's liability insurance. The Company's Articles of Incorporation also generally provide that no director of the Company will be liable for monetary damages for breach of his or her duty as a director, except under certain limited circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to such provisions, or otherwise, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                           FORWARD LOOKING STATEMENTS

           Information set forth in this Prospectus and incorporated by reference herein contains various "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "believe," or "continue" or the negative thereof or other variations thereof or comparable terminology.

           The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including, without limitation, the historical volatility of the market price of the Company's Common Stock, the low trading volume of the Common Stock, the absence of an active float in the market for the Common Stock, other considerations described in connection with specific forward looking statements and cautionary elements specified in documents incorporated by reference in this Prospectus.

           No person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof, or that the information contained herein is correct as of any time subsequent to the date hereof.


                     Table of Contents
                                                         Page

Available Information.......................................2
Incorporation of Certain Documents by Reference.............2
The Company.................................................3
The Plan....................................................3
   Purpose..................................................3
   Participation............................................3
   Administration...........................................4
   Advantages...............................................6
   Purchases................................................7
   Optional Cash Purchases..................................8
   Costs....................................................9
   Reports to Participants..................................9
   Certificates for Shares.................................10
   Termination of Participation in the Plan................10
   Withdrawal of Shares in Plan Accounts...................11
   Federal Income Tax Consequences to Participants.........12
   Other Provisions of the Plan............................13
Use of Proceeds............................................15
Plan of Distribution.......................................15
Description of Common Stock................................15
Legal Matters..............................................16
Experts....................................................16
Indemnification............................................17
Forward Looking Statements.................................17




                     [LOGO]


         FNB FINANCIAL SERVICES CORPORATION


              DIVIDEND REINVESTMENT AND
             COMMON STOCK PURCHASE PLAN




              ________________________

                     PROSPECTUS
              _________________________










                   August 17, 1998